EXHIBIT 99.1

LHC Group Completes Acquisition of Salem Hospital Home Care

LAFAYETTE, La., April 5, 2010 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), one of the largest providers of home health services in the United States, announced that on April 1, 2010, it completed its previously announced acquisition of 100% of the assets of Salem Hospital Home Care located in Salem, Oregon.

The primary service area of this acquisition spans six counties in Oregon.  The estimated population of the service area is 1 million, with almost 12% over the age of 65. Net revenue for the Salem, Oregon agency during the most recent 12 months was approximately $5.5 million. This acquisition is not expected to add materially to LHC Group's earnings in 2010.

"Salem Health conducted extensive reviews of the quality of care and customer service provided by potential buyers of our home care service," said Cheryl Nester Wolfe, chief nursing officer and a senior vice president of operations for Salem Health.  "LHC Group has provided high-quality care for its patients in other areas of the country, which was a primary consideration in making this agreement."

Keith G. Myers, chief executive officer of LHC Group, said, "It is with great pleasure that I welcome the employees from Salem Hospital Home Care into our growing LHC Group family. We are proud to be part of Salem, Oregon, and the surrounding communities.  As always, our commitment is to help people in these communities by providing the highest quality home health services available to the patients and families in these areas."

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is one of the largest providers of home health services in the United States, providing quality, cost-effective healthcare services to patients within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of post-acute healthcare services through home health and hospice locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  LHC Group
          Eric Elliott, Vice President of Investor Relations
          (337) 233-1307
          eric.elliott@lhcgroup.com